MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of December 2014.

BETWEEN:

Lexaria Corp.., a company duly incorporated under the laws of the Province of British Columbia and having its office at #950 - 1130 West Pender Street, Vancouver, British Columbia V6E 4A4

(hereinafter referred to as the “Company”)

     OF THE FIRST PART

AND

BKB Management Ltd of 4819 Skyline Drive, North Vancouver British Columbia, V7R 3J2

(hereinafter referred to as "BKB")

WHEREAS:

A.	The Company wishes to employ BKB as its Chief Financial Officer and to provide management Services to it on the terms and conditions hereinafter set forth.

B.

BKB has agreed to provide the Services to the Company on the terms and conditions set out in this Agreement. This Agreement dated December 1, 2014, supersedes all previous existing amendments and the original agreements dated May 12, 2009 and January 1, 2011.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.

The Company hereby engages BKB to provide management Services as an independent contractor to the Company under the direction of the Company’s Board of Directors and under the direction of the Chief Executive Officer; and

1.2.	BKB hereby agrees to perform the following duties required of her in accordance with the terms of this agreement namely:

(a)

all duties expected of a chief financial officer of an medicinal sector, technology, natural resources and of an alternative energy company, including sourcing and/or negotiation of financial proposals and corporate financings; preparation and review of financial statements, notes and various regulatory reports; communications with shareholders; negotiation and management of agreements; and any other duties that should be reasonably expected by the Board of Directors or Chief Executive Officer (the “Services”).

2.	TERM

2.1.

The initial term of this Agreement shall be for a period of two (2) years, commencing as of the 1st day of December 2014 and continuing month to month thereafter with all terms in effect unless and until terminated as hereinafter provided.

3.	SERVICES

3.1	BKB agrees to perform the Services contracted hereunder including the following:

(a) to carry out all functions associated with the Services to the best of her skill and ability for the benefit of the Company;

(b) to carry out the Services in a timely manner;

(c) to act, at all times during the term of this Agreement, in the best interests of the Company; and

(d) to use her best endeavors to preserve the goodwill and reputation of the Company and the relationship between the Company and its shareholders.

4.	REMUNERATION

4.1.	The Company shall pay to BKB for all Services rendered hereunder:

(a) the sum of Seven Thousand Five Hundred Canadian Dollars ($7,500.00) per month, excluding GST, payable on the 1st day of each month;

(b) BKB’s out of pocket expenses incurred on behalf of the Company. In respect of expenses, BKB shall provide statements and vouchers to the Company as and when required by it.

(c)

BKB will be entitled to receive a performance related bonus on the same terms and conditions as for persons participating in any bonus plan that may be established and approved by the Company’s board of Directors. Any bonus payable to BKB will be at the sole discretion of the Company’s Board of Directors, acting reasonably.

5.	TERMINATION

5.1.	This Agreement may be terminated by either party at any time by two (2) months notice in advance, in writing given by BKB to the Company, or by the Company to BKB.

5.2.	The Company may terminate this Agreement at any time, without further obligation to BKB if:

	(a)	BKB breaches any of the terms and conditions of this Agreement;

	(b)	The Company provides a lump sum termination break fee payment to BKB in the amount equal to 12 times the monthly Fee plus GST.

5.3.

If this Agreement is terminated by either party or any successor company or person, within 90 days of a Change of Control, excluding termination under section 5.2(a) herein, BKB shall receive the payment under section 5.2. (b), plus an additional payment in the amount equal to 12 times the Fee. A “Change of Control” means the of any of the following events:

(a)

If any individual, partnership, company, society, or other legal entity (a ”Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to fifty percent (50%) or more of the votes exercisable by holders of the then- outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of the company or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, nor have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)

The Company is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, securities entitled to more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Company or of such Person into which the Voting Stock of the Company is converted in or immediately after such transaction are held by a Person alone or together with any other persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent ;(50%) of the votes exercisable by the holders of the Voting Stock of the Company immediately prior to such transaction;

(c)

The capital of the Company is reorganized and, as a result of such reorganization, securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company upon or immediately after such reorganization are held by a Person alone or together with any other Persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company immediately prior to such reorganization.

(d)

The Company sells or otherwise transfers all or substantially all of its assets to another Person and immediately following such sale or transfer securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the acquiring Person are held by a Person that alone or together with any other Person or Persons with whom it is acting jointly or in concert, and such person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by holders of the Voting Stock of the Company immediately prior to such transaction; or

(e)

During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof. For the purposes of this clause (5.3.(e)):

i.

Each director who, during any such period, is elected or appointed as a director of the Company with the approval of at least a majority of the Incumbent Directors will be deemed to be an Incumbent Director;

ii.

An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with the Company at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of the Company into or with another person, a reorganization of the capital of the Company or the acquisition of the Company as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of the Company is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of the Company immediately prior to such transaction; and

iii.

References to the Company shall include successors to the Company as a result of any amalgamation, merger, consolidation or reorganization of the Company into or with another body corporate or other legal Person.

6.	NOTICE

6.1.

Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

7.	MISCELLANEOUS

	7.1.	This Agreement may not be assigned by either party without the prior written consent of the other.

	7.2.	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

	7.3.	This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

	7.4.	This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada.

	7.5.	Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

)
Lexaria Corp:	)
)
)
)
Authorized Signatory	)
)

)
Signed in the presence of:	)
)
)
Name	)	BKB Management Ltd
	)	(Bal Bhullar)
Address	)
)
)
)